KEANE

NEWS RELEASE

Contact:	Larry Vale
Keane Investor Relations
(617) 241-9200 x1290

Albie Jarvis
Porter Novelli
(617) 450-4300

KEANE ANNOUNCES AGREEMENT TO SELL CONVERTIBLE

SUBORDINATED DEBENTURES

BOSTON, June, 12, 2003 – Keane, Inc. (AMEX: KEA), a leading business and information technology (IT) consulting firm, today announced that it has entered into an agreement with the initial purchasers to sell $125 million aggregate principal amount of its 2.0% Convertible Subordinated Debentures due 2013 in a previously announced private placement pursuant to Rule 144A under the Securities Act of 1933, as amended.

In addition, Keane has granted the initial purchasers of the debentures the option to purchase up to an additional $25 million aggregate principal amount of debentures. Keane has also agreed to purchase, concurrently with the offering, approximately 3.0 million shares of its common stock for approximately $37.3 million sold short by purchasers of the debentures in negotiated transactions.

The debentures will be convertible into shares of Keane common stock at an initial conversion rate of 54.4989 shares per $1,000 principal amount of debentures, subject to adjustment. The debentures will mature on June 15, 2013. Interest on the debentures will be payable at the rate of 2.0% per annum on June 15 and December 15 of each year, beginning on December 15, 2003. In addition to bearing fixed interest at 2.0% that accrues from the date of issuance, Keane will pay additional interest during any six-month interest period beginning with the interest period commencing June 15, 2008 if the trading price of the debentures for each of the five trading days immediately preceding the first day of the interest period equals or exceeds 120% of the principal amount of the debentures. The debentures will be unsecured and subordinated in right of payment to all of our senior indebtedness. The offering is expected to close on June 18, 2003, subject to customary closing conditions.

The debentures have been offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The debentures have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Keane’s intention to raise proceeds through the offering and sale of convertible subordinated debentures, the intended use of proceeds and the anticipated terms of such debentures. There can be no assurance that Keane will complete the offering on the anticipated terms or at all. Keane’s ability to complete the offering will depend, among other things, on market conditions. Keane’s actual results could differ materially from those projected or forecasted in the forward-looking statements. These include uncertainties relating to market conditions for corporate debt securities in general and our debentures in particular as well as other factors identified in Keane’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.